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                                                                    Exhibit 99.1

[CURTISS WRIGHT LOGO]                                      [CW LISTED NYSE LOGO]

                                  NEWS RELEASE

                   1200 Wall Street West, Lyndhurst, NJ 07071
                        (201) 896-8400 o FAX (201) 438-5680
                              www.curtisswright.com

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CONTACT: Gary Benschip                                    FOR IMMEDIATE RELEASE
         (201) 896-8520
         gbenschip@cwcorp.curtisswright.com


           Curtiss-Wright Completes Sale of Wood-Ridge Industrial Park


LYNDHURST, N.J., Dec 21, 2001 -- Curtiss-Wright Corporation (NYSE: CW) announced that it has completed the sale of its Wood-Ridge Business Complex to Wood-Ridge Industrial Property Owner LLC, who will continue operating the business complex as a rental property to tenants engaged in light manufacturing, assembly and warehousing operations. The business complex comprises approximately 2.3 million square feet of rental space located on 138 acres of land. Curtiss-Wright will retain the responsibility to continue its environmental remediation efforts on the property. The facility was sold for $51 million and resulted in a non-recurring net gain of $23.1 million, or $2.26 per share.

Martin Benante, Chairman and CEO of Curtiss-Wright, stated, "The sale of the Wood-Ridge property fulfills our long-standing strategic intent to better utilize certain assets on our balance sheet and exit the non-core real estate business. The proceeds will be used to fund future acquisitions in our three strategic core businesses."

Curtiss-Wright Corporation is a diversified provider of highly engineered products and services to the Motion Control, Flow Control and Metal Treatment industries. The firm employs approximately 2,600 people. More information on Curtiss-Wright can be found on the Internet at www.curtisswright.com.

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Forward-looking statements in this release related to expectations of continued
high revenues related to new commercial aircraft and continued sales and income growth, and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the need for additional machinery and equipment and/or in the cost for the expansion of the Corporation's operations; changes in the competitive marketplace and/or customer requirements; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense, marine, and industrial companies. Please refer to the Company's SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.
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